                                                                   EXHIBIT 9(e)

                          ESC STRATEGIC FUNDS, INC.



                                                               October 15, 1996

Furman Selz LLC
230 Park Avenue
New York, New York  10169

Dear Sirs:

     Pursuant to Section 1 of the Transfer Agency Agreement dated April 4, 1994, between ESC Strategic Funds, Inc. (the "Company") and Furman Selz LLC (the "Agreement"), a new portfolio has been established for which the Company would like to retain Furman Selz LLC as Transfer Agent. The terms and conditions of the Agreement as well as the compensation referred to in Section 16 therein will be the same for the new portfolio as for the Company's other portfolios referred to in the Agreement. The new portfolio to be added to the Transfer Agency Agreement is:


                          ESC Strategic Growth Fund

     If the foregoing is acceptable and correctly sets forth the agreement between the Company and Furman Selz LLC, please so indicate by signing and returning this letter to the Company.


                                       Very truly yours,

                                       ESC Strategic Funds, Inc.



                                       By:
                                            -----------------------
                                            Name:   John J. Pileggi
                                            Title:  Secretary

Accepted:

Furman Selz LLC



By:
          ------------------
Name:     John J. Pileggi
Title:    Director